UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) December 9, 2004

ADVENTRX Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-32157 (Commission File Number)	84-1318182 (IRS Employer Identification No.)

6725 Mesa Ridge Road, Suite 100
San Diego, California 92121
(Address of principal executive offices) (Zip Code)

(858) 552-0866
(Company’s telephone number, including area code)

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b)	Effective December 9, 2004, Steven M. Plumb was removed by the Board of Directors of the Company from his position as Chief Financial Officer of the Company (principal financial officer).

(c)	Effective December 9, 2004, Carrie E. Carlander has been appointed by the Board of Directors of the Company to serve as Chief Financial Officer (principal financial officer), Vice President, Finance, and Treasurer of the Company.

From August 2004 to December 2004, Ms. Carlander served as Chief Financial Officer of Singlefin, Inc., an email/internet security software company. From December 2003 to December 2004, Ms. Carlander served as Chief Financial Officer of SofLinx, Inc. a wireless sensor network and software company. From December 2002 to June 2004, Ms. Carlander served as Vice President of Finance of V-Enable, Inc. a software company specializing in software that more easily permits multimodal use of wireless devices. From December 1996 to May 2000, Ms. Carlander served first as Director of Finance and Human Resources, and then as Vice President, Finance and Administration, of Websense Inc., a publicly-traded company that provides software products that analyze, report and manage computing resource use by employees.

Ms. Carlander has no family relationships with any director or executive officer of the Company or any person nominated or chosen by the Company to become an officer or director of the Company.

Ms. Carlander has not entered into any transaction to which the Company was or is a party and no such transaction has been proposed in the past or is currently proposed.

Item 8.01. Other Events.

On December 13, 2004, the Company announced the appointment of Carrie E. Carlander to the positions of Chief Financial Officer, Vice President, Finance, and Treasurer of the Company and Brian M. Culley to the position of Vice President, Business Development and the removal of Steven M. Plumb as Chief Financial Officer of the Company. The press release issued by the Company on December 13, 2004 with respect to these appointments is included with this report as an exhibit.

Item 9.01. Financial Statements and Exhibits.

(c)            The exhibit list required by this item is incorporated by reference to the Exhibit Index filed as part of this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVENTRX Pharmaceuticals, Inc.

By:	/s/ Carrie E. Carlander
Name: Carrie E. Carlander
Title: Chief Financial Officer, Vice President, Finance, and Treasurer

December 9, 2004

EXHIBIT INDEX

Exhibit	Description
99.1	Press Release of the Company dated December 13, 2004.